                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)

               Oxford Residential Properties I Limited Partnership
--------------------------------------------------------------------------------
                        (Name of Subject Company (Issuer)

              AIMCO/Bethesda Holdings Acquisitions, Inc.-- Offeror
--------------------------------------------------------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                      Assignee Units of Limited Partnership
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8081
--------------------------------------------------------------------------------
                     Name, address, and telephone numbers of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                                    Copy To:

                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                            Calculation of Filing Fee


Transaction valuation*                            Amount of filing fee
----------------------                            --------------------

    $ 10,655,450                                      $  2,132


* For purposes of calculating the fee only. This amount assumes the purchase of 12,610 units of limited partnership interest of the subject partnership for $845 per unit. The amount of the filing fee equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $                 Filing Party:

Form or Registration No.:                  Date Filed:


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X] third-party tender offer subject to Rule 14d-1

         [ ] issuer tender offer subject to Rule 13e-4

         [ ] going-private transaction subject to Rule 13e-3

         [X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        AIMCO Properties, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        WC, BK
--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF       7   SOLE VOTING POWER
          SHARES
        BENEFICIALLY      ------------------------------------------------------
         OWNED BY         8   SHARED VOTING POWER
           EACH               11,057
        REPORTING         ------------------------------------------------------
       PERSON WITH:       9   SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10  SHARED DISPOSITIVE POWER
                              11,057
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,057
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 45.78%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        AIMCO - GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         7  SOLE VOTING POWER
         SHARES
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8  SHARED VOTING POWER
          EACH               11,057
       REPORTING         ------------------------------------------------------
      PERSON WITH:       9   SOLE DISPOSITIVE POWER

                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER
                             11,057
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,057
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 45.78%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Apartment Investment and Management Company
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
        NUMBER OF          7  SOLE VOTING POWER
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           8  SHARED VOTING POWER
          EACH                11,057
       REPORTING           -----------------------------------------------------
      PERSON WITH:         9  SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              11,057
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,057
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 45.78%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Acquisition Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
         NUMBER OF         7  SOLE VOTING POWER
          SHARES
       BENEFICIALLY        -----------------------------------------------------
         OWNED BY          8  SHARED VOTING POWER
           EACH               4,997
        REPORTING          -----------------------------------------------------
       PERSON WITH:        9  SOLE DISPOSITIVE POWER

                           -----------------------------------------------------
                           10 SHARED DISPOSITIVE POWER
                              4,997
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 21.11%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        ORP Acquisition, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
        NUMBER OF         7  SOLE VOTING POWER
         SHARES
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8  SHARED VOTING POWER
          EACH               4,997
        REPORTING         ------------------------------------------------------
       PERSON WITH:       9  SOLE DISPOSITIVE POWER
                          ------------------------------------------------------
                          10 SHARED DISPOSITIVE POWER
                             4,997
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 21.11%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Oxford Realty Financial Group, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
        NUMBER OF        7     SOLE VOTING POWER
         SHARES
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY         8     SHARED VOTING POWER
         EACH                  4,997
      REPORTING          -------------------------------------------------------
     PERSON WITH:        9     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               4,997
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 21.11%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable.
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
          NUMBER OF       7     SOLE VOTING POWER
          SHARES
        BENEFICIALLY      ------------------------------------------------------
         OWNED BY         8     SHARED VOTING POWER
          EACH                  4,997
        REPORTING         ------------------------------------------------------
       PERSON WITH:       9     SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10    SHARED DISPOSITIVE POWER
                                4,997
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 21.11%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE         SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings Acquisitions, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        HC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7     SOLE VOTING POWER
         SHARES                   -0-
       BENEFICIALLY         ----------------------------------------------------
        OWNED BY            8     SHARED VOTING POWER
         EACH                     -0-
       REPORTING            ----------------------------------------------------
      PERSON WITH:          9     SOLE DISPOSITIVE POWER
                                  -0-
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  -0-
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.0%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE          SCHEDULE 13D

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        ORP Acquisition Partners, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
--------------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER
           SHARES
        BENEFICIALLY        ----------------------------------------------------
          OWNED BY          8     SHARED VOTING POWER
            EACH                  4,997
          REPORTING         ----------------------------------------------------
         PERSON WITH:       9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  4,997
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997.
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Approximately 21.11%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

             TENDER OFFER STATEMENT/ AMENDMENT NO. 7 TO SCHEDULE 13D

      This Tender Offer Statement on Schedule TO relates to the tender offer by AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation, to purchase all of the outstanding units, or such lesser number of units as are properly tendered, of limited partnership interest of Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), at a price of $845 per unit, subject to the conditions set forth in the Offer to Purchase dated February 5, 2001, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and Acknowledgment and Agreement are filed with this Schedule TO as Exhibits 1, 2 and 3, respectively. In addition, because AIMCO/Bethesda Holdings Acquisitions, Inc. is under common control with the Partnership, this Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended. It also serves as Amendment No. 7 to the Schedule 13D filed by AIMCO/Bethesda Holdings Acquisitions, Inc. and certain of its affiliates.

      The information in Exhibits 1-3, 5(a)-(c) and 6, respectively, is incorporated in this Schedule TO by reference in answer to items 1 through 11 of Schedule TO and in response to Items 1 through 7 of Schedule 13D.


Item 12. Exhibits.

         1        Offer to Purchase, dated February 5, 2001.

         2 Letter of Transmittal and related Instructions (included as Annex II to the Offer to Purchase attached as Exhibit (a)(1)).

         3        Acknowledgement and Agreement dated February 5, 2001.

         4 Letter, dated February 5, 2001, from AIMCO Properties, L.P. to the limited partners of the Partnership.

         5(a) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated August 16, 1999 is incorporated herein by this reference.)

         5(b) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999 is incorporated herein by this reference.)

         5(c) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, L.P., Bank of America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Current Report on Form 10-Q for quarter ended March 31, 2000 is incorporated herein by this reference.)

         6        Agreement of Joint Filing, dated February 5, 2001.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 2001
                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, INC.
                                                     (General Partner)

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            AIMCO-GP, INC.

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            APARTMENT INVESTMENT
                                            AND MANAGEMENT COMPANY

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            AIMCO/BETHESDA HOLDINGS
                                            ACQUISITIONS, INC.

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            AIMCO BETHESDA HOLDINGS, INC.

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President

                                            ACQUISITION LIMITED
                                            PARTNERSHIP

                                            By:      ORP Acquisition, Inc.
                                                     Its General Partner

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            ORP ACQUISITION, INC.

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            OXFORD REALTY FINANCIAL GROUP, INC.

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President


                                            ORP ACQUISITION PARTNERS, L.P.

                                            By:      ORP Acquisition, Inc.
                                                     Its General Partner

                                            By: /s/ Patrick J. Foye
                                               ------------------------------
                                                Executive Vice President

                                  EXHIBIT INDEX


      EXHIBIT
      NUMBER      DESCRIPTION
      -------     -----------
         1        Offer to Purchase, dated February 5, 2001.

         2        Letter of Transmittal and related Instructions (included as
                  Annex II to the Offer to Purchase attached as Exhibit (a)(1)).

         3        Acknowledgement and Agreement dated February 5, 2001.

         4 Letter, dated February 5, 2001, from AIMCO Properties, L.P. to the limited partners of the Partnership.

         5(a) Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of
                  America, Bank Boston, N.A., and First Union National Bank.
                  (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated
                  August 16, 1999 is incorporated herein by this reference.)

         5(b)     Amended and Restated Credit Agreement, dated as of March 15,
                  2000, among AIMCO Properties, L.P., Bank of America, Bank
                  Boston, N.A., and First Union National Bank. (Exhibit 10.20 to
                  AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999 is incorporated herein by this reference.)

         5(c)     First Amendment to $345,000,000 Amended and Restated Credit
                  Agreement, dated as of April 14, 2000, among AIMCO Properties,
                  L.P., Bank of America, as Administrative Agent, and U.S. Bank
                  National Association, as Lender. (Exhibit 10.4 to AIMCO's
                  Current Report on Form 10-Q for quarter ended March 31, 2000 is incorporated herein by this reference.)

         6        Agreement of Joint Filing, dated February 5, 2001.